EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (Nos. 333-31064, 333-64986, 333-55402, 333-87504, 333-135340 and 333-149641) on Form S-8 of j2 Global Communications, Inc. and subsidiaries of our reports dated February 25, 2011, relating to our audits of the consolidated financial statements, the financial statement schedule and internal control over financial reporting, which appear in this Annual Report on Form 10-K of j2 Global Communications, Inc. for the year ended December 31, 2010.

SingerLewak LLP

Los Angeles, California
February 25, 2011